Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:
December 3, 2014

Simulations Plus Reports First Quarter FY2015 Preliminary Revenues

Preliminary revenues increase 50% to first quarter record $3.96 million

LANCASTER, CA, December 3, 2014 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today reported preliminary revenues for its first quarter of fiscal year 2015 ended November 30, 2014 (1QFY15).

Mr. John Kneisel, chief financial officer of Simulations Plus, said, “We are pleased to report that with our acquisition of Cognigen Corporation at the beginning of 1QFY15, our revenues for this first quarter set a new record of $3.96 million, an increase of 50% from $2.64 million in 1QFY14. Revenues from the Simulations Plus division increased 11.5%, to $2.94 million from $2.64 million, while Cognigen Corporation added another $1.02 million.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus and Cognigen, added: “The acquisition of Cognigen Corporation has started off our fiscal year with a significant jump in revenues over the first quarter of last fiscal year. Providing timely financial information has long been a policy of Simulations Plus. The nature of our Cognigen division’s business, which is focused on consulting studies, requires estimation of percentage completion on many contracts in order to provide these preliminary revenues. Final revenues will be provided when we file our quarterly report on Form 10-Q in January. ”

Mr. John DiBella, vice president for marketing and sales of Simulations Plus, said, “In addition to the revenues added by Cognigen, sales of Simulations Plus software and services have continued a consistent growth pattern with the 11.5% increase. During 1QFY15, we again achieved renewal rates well in excess of 90% and added 23 new customers. In addition, our newest software product, MembranePlus™, was featured in a webinar yesterday with nearly 100 attendees.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software, which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus, Inc., is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.